EXHIBIT 99.1

CASMED Reports Third Quarter 2010 Results

Company to Host Conference Call Thursday November 11, 2010 at 10:00am ET

BRANFORD, Conn., Nov. 10, 2010 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM), today reported third quarter 2010 revenues of $7.8 million, a decrease of $1.4 million, compared to revenues of $9.2 million for the third quarter of 2009. The Company reported a net loss of $0.5 million, or ($0.04) per basic and diluted common share, compared to net income of $0.2 million, or $0.02 per basic and diluted common share, reported for the third quarter of the prior year.

For the nine months ended September 30, 2010, the Company recorded revenues of $24.5 million, a decrease of $1.6 million, compared to revenues of $26.1 million for the first nine months of the prior year. For the nine months ended September 30, 2010, the Company reported a net loss of $0.3 million, or ($0.02) per basic and diluted common share, compared to a net loss of $1.5 million, or ($0.14) per basic and diluted common share, for the prior year period.

Sales of FORE-SIGHT® Absolute Oximeter products were $1.2 million for the quarter and $4.0 million for the nine month period, an increase of 17% and 36% respectively over the prior year periods.

Cash provided by operations was $2.9 million for the nine months ended September 30, 2010. The Company also consummated a $1.9 million private placement of its common stock during June 2010.

At September 30, 2010, the Company's cash and cash equivalents were $2.9 million, and the Company's total bank debt was $1.9 million, down $2.5 million from $4.4 million on December 31, 2009.

Other Recent Events

On August 27, 2010, the Company appointed Thomas M. Patton as President and CEO. Mr. Patton is a seasoned manager in the medical products field with a broad range of operational and strategic experience from start-ups to growth companies, both public and private.

On October 28, 2010, the Board of Directors appointed Gregory P. Rainey as a Director of the Company as the Board expanded from six members to seven members.

On October 29, 2010, the company received notice of an award for a grant from the federal government in the amount of $244,000 pursuant to a tax credit and grant program created under the Patient Protection and Affordable Care Act of 2010.

On November 5, 2010, the Company consummated a sale of its blood pressure cuff and infusor cuff product lines for $3.2 million in cash, plus the potential for an additional $350,000 payment upon reaching specified revenue targets six months from the date of the transaction. Sales of the blood pressure and infusion cuffs accounted for approximately $6.3 million of CASMED's total revenues of $24.5 million reported for the first nine months of 2010.

The Company utilized proceeds from the transaction to fully retire its bank term debt in the amount of $1.1 million.  As of November 8, 2010, the Company had more than $5.0 million of cash on hand and total bank debt of $0.5 million pursuant to its line of credit.

"The past few months have seen robust activity at CASMED," said Thomas M. Patton, President and CEO. "The sale of our cuff business is a good transaction for our Statcorp employees in Jacksonville, for our cuff customers and for CASMED. In particular, this transaction permits us to further focus the Company's efforts on higher growth opportunities while strengthening our balance sheet.

"Although revenues were somewhat disappointing in the third quarter," Mr. Patton continued, "the Company is developing growth plans to regain revenue momentum. With higher liquidity levels, we can pursue further investments to execute those plans particularly by accelerating R&D activity, supporting our distribution partners and enhancing our marketing strategies."

Conference Call Information

CASMED will host a conference call on November 11, 2010 at 10:00 a.m. Eastern Time to discuss third quarter and year-to-date 2010 results. Participants on the call will be Thomas Patton, President and CEO, and Jeffery Baird, CFO.

The live call may be accessed by phone at 877-303-9207 (domestic) or 760-536-5228 (international). If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time.

A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available and archived on the website for thirty days.

About CASMED® - Monitoring What's Vital

CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter  provides  non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for neonates, infants, children and adults. This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company's product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Cerebral Oximeter, the bedside patient monitoring line of vital signs monitoring products, proprietary non-invasive blood pressure measurement technology, and supplies and service including products for neonatal intensive care. CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

The CAS Medical Systems, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4675

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company's Form 10-K for the year ended December 31, 2009 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
(Unaudited)

	Sept 30,	December 31,
	2010	2009

Cash and cash equivalents	$ 2,920,448	$ 1,186,779
Accounts receivable	4,655,056	4,192,730
Inventories	6,463,149	7,806,912
Recoverable income taxes	22,080	871,206
Other current assets	700,485	383,152
Total current assets	14,761,218	14,440,779

Property and equipment	5,932,804	5,718,078
Equipment at customer sites	1,496,719	1,219,418
	7,429,523	6,937,496
Accumulated depreciation and amortization	(5,631,590)	(4,976,819)
	1,797,933	1,960,677

Intangible and other assets, net	687,295	625,761
Goodwill	1,223,236	1,223,236
Total assets	$ 18,469,682	$ 18,250,453

Current portion of long-term debt	$ 681,897	$ 652,482
Notes payable	53,526	50,678
Line-of-credit	700,000	2,669,657
Accounts payable	2,696,725	1,848,185
Accrued expenses	1,562,669	1,313,164
Total current liabilities	5,694,817	6,534,166

Income taxes payable	190,159	277,280
Long-term debt, less current portion	541,336	1,056,273
Deferred gain on sale and leaseback of property	933,086	1,034,064

Total liabilities	7,359,398	8,901,783

Common stock	53,713	46,440
Additional paid-in capital	9,708,454	7,661,060
Common stock held in treasury, at cost	(101,480)	(101,480)
Retained earnings	1,449,597	1,742,650
Shareholder's equity	11,110,284	9,348,670

Total liabilities & equity	$ 18,469,682	$ 18,250,453
CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months	Nine Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	Sept 30,	Sept 30,	Sept 30,	Sept 30,
	2010	2010	2009	2009

Revenues	$ 7,790,419	$ 24,509,895	$ 9,165,561	$ 26,139,500

Cost of Products Sold	4,926,788	15,532,513	5,964,848	17,881,335
Gross Profit	2,863,631	8,977,382	3,200,713	8,258,165

Operating Expenses:
Research and Development	480,775	1,412,919	688,656	1,892,694
Selling, General and Administrative	2,878,277	7,752,904	2,136,019	8,525,288
	3,359,052	9,165,823	2,824,675	10,417,982

Operating (Loss) Income	(495,421)	(188,441)	376,038	(2,159,817)

Interest Expense, Net	29,741	123,657	60,974	173,493
Pre-tax (Loss) Income	(525,162)	(312,098)	315,064	(2,333,310)

Income Tax (Benefit) Expense	(16,915)	(19,045)	117,926	(793,922)

Net (Loss) Income	$ (508,247)	$ (293,053)	$ 197,138	$ (1,539,388)

(Loss) Income Per Common Share:

Basic	$ (0.04)	$ (0.02)	$ 0.02	$ (0.14)

Diluted	$ (0.04)	$ (0.02)	$ 0.02	$ (0.14)

Weighted Average Number of
Common Shares Outstanding:

Basic	12,808,865	11,925,544	11,292,931	11,243,257

Diluted	12,808,865	11,925,544	11,751,134	11,243,257
CONTACT:  CAS Medical Systems, Inc.
          Susan Carron, Director of Corporate Communications
          203-488-6056
          ir@casmed.com